Exhibit 99.1

June 30, 2010

Contact:

ComEd Media Relations

(312) 394-3500

ComEd Seeks Rate Increase for Essential Delivery System Modernization Efforts

First request in three years would increase average residential bills by approximately 7 percent

CHICAGO (June 30, 2010) ComEd filed today a rate increase request with the Illinois Commerce Commission (ICC) to allow the utility to continue modernizing its electric delivery system and recover the cost of substantial investments made since the last rate filing in 2007. The requested increase would raise the average $86 residential monthly bill by approximately 7% or less than $6 per month.

“ComEd is making key investments to ensure that our region has a modern and reliable electric system, which is critical to economic development in this state,” said Anne Pramaggiore, president and chief operating officer for ComEd. “This rate filing is a necessary step to continue our ongoing work to provide reliability that is in the top quartile nationally, while keeping rates for our customers comparable to other major metropolitan utilities.”

The ICC will determine any increase in rates after an 11-month proceeding with input from all stakeholders. If approved, new rates would not take effect until June 2011.

ComEd has a number of programs available to customers to offset the proposed rate increase. A monthly bill of $100 can be offset by 20 percent by participating in three ComEd programs: appliance recycling, central air conditioning cycling, and residential lighting programs. Also, ComEd’s assistance program fund continues to help eligible customers manage electric bills. By the end of 2010 ComEd will distribute approximately $10 million to assist consumers through this fund.

System modernization and increased reliability help support economic development.

ComEd is improving system performance by investing in new technologies that will reduce the length and number of outages, including mid-circuit reclosers which allow faster restoration after major storms; increased fire protection to minimize damage to equipment and reduce outages; and mobile dispatch technologies to manage crews more efficiently and communicate more effectively in the field. The company is also investing in innovative smart grid technologies such as smart meters to provide customers with tools to better manage energy use.

These investments are having a positive impact. ComEd now ranks in the top 25 percent among US electric utilities for system reliability. This helps the northern Illinois region offer a more attractive business environment that helps drive economic development.

ComEd’s infrastructure investments also provide a significant boost to the northern Illinois economy. According to a report by the Regional Economic Applications Laboratory at the University of Illinois, ComEd’s annual spending of $1.6 billion has a positive effect on the regional economy equivalent to approximately 20,400 jobs, $1 billion in associated salaries and wages and $3.2 billion in production activity.

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Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation’s largest electric utilities with approximately 5.4 million customers. ComEd provides service to approximately 3.8 million customers across Northern Illinois, or 70 percent of the state’s population.